Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Moog Inc. and to the incorporation by reference therein of our reports dated November 14, 2008, with respect to the consolidated financial statements and schedule of Moog Inc., and the effectiveness of internal control over financial reporting of Moog Inc., included in its Annual Report (Form 10-K) for the year ended September 27, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Buffalo, New York
September 25, 2009